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                                                                      EXHIBIT 11

                         MCDERMOTT INTERNATIONAL, INC.
                         CALCULATION OF EARNINGS (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


                                                                  THREE                             SIX
                                                               MONTHS ENDED                    MONTHS ENDED
                                                          9/30/94        9/30/93          9/30/94         9/30/93
                                                          -------        -------          -------         -------
Income (Loss) before Cumulative Effect of
   Accounting Changes                                 $    (3,262)   $      37,588    $        (144)   $      62,797
Less Dividend Requirements of Preferred
   Stock Series C                                           2,067            1,951            4,133            1,951
- - - --------------------------------------------------------------------------------------------------------------------
Income (Loss) before Cumulative Effect of
   Accounting Changes Applicable to
   Common Stock                                            (5,329)          35,637           (4,277)          60,846
Cumulative Effect of Accounting Changes                       -               -              (1,765)        (100,750)
- - - --------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                     $    (5,329)   $      35,637    $      (6,042)   $     (39,904)
====================================================================================================================
Weighted average number of common
   shares outstanding during the period                53,568,530       52,922,908       53,523,543       52,652,190

Common stock equivalents of stock options
   and stock appreciation rights based on
   "treasury stock" method                                    -            693,418             -             746,482
- - - --------------------------------------------------------------------------------------------------------------------
Weighted average number of common
   and common equivalent shares
   outstanding during the period                       53,568,530       53,616,326       53,523,543       53,398,672
====================================================================================================================

Earnings (Loss) per common and
   common equivalent share: (1)
Income  (Loss) before Cumulative Effect
   of Accounting Changes                              $     (0.10)   $        0.66    $       (0.08)   $        1.14
Accounting Changes                                            -                -              (0.03)           (1.89)
Net Income (Loss)                                     $     (0.10)   $        0.66    $       (0.11)   $       (0.75)


(1) Earnings (Loss) per common and common equivalent share assuming full dilution are the same for the periods presented.





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